Exhibit 99

NEWS RELEASE

Ingredion Incorporated
5 Westbrook Corporate Center	CONTACTS:
Westchester, IL 60154	Investors: Tiffany Willis, 708-551-2592
Media: Becca Hary, 708-551-2602

Ingredion Incorporated Reports Second Quarter 2021 Results

•	Second quarter 2021 reported and adjusted EPS* were $2.62 and $2.05, respectively, compared to second quarter 2020 reported and adjusted EPS of $0.98 and $1.12, respectively.

•	Year-to-date 2021 reported and adjusted EPS were $(1.01) and $3.90, respectively, compared to $2.08 and $2.72, respectively, in the year-ago period. Year-to-date reported results reflect a $360 million held for sale impairment charge related to the Company’s Argentina operations, including $311 million of cumulative translation losses.

•	The Company expects full year 2021 adjusted EPS to be in the range of $6.45-$6.85.

WESTCHESTER, Ill., August 3, 2021 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported results for the second quarter of 2021. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2021 and 2020, include items that are excluded from the non-GAAP financial measures that the Company presents.

“We delivered exceptional second quarter performance, resulting in our strongest quarter since 2017, with reported operating income of $222 million, up 96% versus prior year, and adjusted operating income of $208 million, up 64% versus prior year. In every region, we saw double-digit volume growth from demand recovery across all customer segments, as well as strong specialties growth. Our strong sales execution and price mix management, in a challenging supply chain landscape, mitigated rising corn costs and contributed to our 31% increase in net sales,” said Jim Zallie, Ingredion’s president and chief executive officer.

“In the quarter and year-to-date, we achieved double-digit growth from our specialty ingredients portfolio. We continue to advance our Driving Growth Roadmap by increasing specialties as a percentage of our net sales and investing in capabilities to enable consumer preferred innovation for our customers. Our integration of KaTech with its customized ingredient systems and our Amyris partnership for breakthrough sugar reduction technology position us well as a long-term supplier of choice for on-trend, nature-based ingredient solutions,” continued Zallie.

“Given the strong and fluctuating demand patterns that we are experiencing from various sectors of our customer base, we are intensely focused on working in close partnership with our customers to meet their changing needs. We are also closely monitoring increases in input costs and taking actions now to manage margins. As we navigate the second half of the year, I am confident in our ability to maintain strong net sales momentum, with full year earnings returning to 2019 levels,” Zallie concluded.

INGREDION REPORTS SECOND QUARTER 2021 RESULTS – Page 2

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, adjusted effective income tax rate and adjusted diluted weighted average common shares outstanding are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this news release for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

Diluted Earnings Per Share (EPS)

	2Q20	2Q21	YTD20	YTD21
Reported EPS	$0.98	$2.62	$2.08	$(1.01)
Impairment/Restructuring costs	$0.12	$0.03	$0.28	$0.15
Acquisition/Integration costs	$0.03	$0.02	$0.03	$0.02
Impairment***	-	-	-	$5.35
Tax items and other matters	-	$(0.62)	$0.32	$(0.58)
Diluted share impact	-	-	-	$(0.03)
Adjusted EPS**	$1.12	$2.05	$2.72	$3.90

Estimated factors affecting changes in Reported and Adjusted EPS

	2Q21	YTD21
Margin	0.40	0.73
Volume	0.38	0.36
Foreign exchange	0.07	0.08
Other income	0.03	0.07
Total operating items	0.88	1.24
Other non-operating income	0.01	0.01
Financing costs	-	(0.01)
Shares outstanding	(0.01)	0.02
Non-controlling interests	0.01	(0.05)
Tax rate	0.04	(0.03)
Total non-operating items	0.05	(0.06)
Total items affecting EPS**	0.93	1.18

**Totals may not foot due to rounding

*** Related to the Arcor joint venture in Argentina, reported results reflect a $360 million assets held for sale impairment charge, including $311 million of cumulative translation losses.

Financial Highlights

•	At June 30, 2021, total debt and cash including short-term investments were $2.2 billion and $549 million, respectively, versus $2.2 billion and $665 million, respectively, at December 31, 2020.

•	Net financing costs for the second quarter were $19 million, flat compared to the year-ago period.

•	Reported and adjusted effective tax rates for the second quarter were 11.7 percent and 25.7 percent, respectively, compared to 28.7 percent and 28.7 percent, respectively, in the year-ago period. The decrease in reported tax rate resulted primarily from the reversal of an accrual for unremitted earnings.

•	Year-to-date capital expenditures were $102 million, down $73 million from the year-ago period.

INGREDION REPORTS SECOND QUARTER 2021 RESULTS – Page 3

Business Review

Total Ingredion

$ in millions	2020 Net Sales	FX Impact	Volume	Price/mix	2021 Net Sales	% change	% change excl. FX
Second Quarter	1,349	39	230	144	1,762	31%	28%
Year-to-Date	2,892	41	223	220	3,376	17%	15%

Reported Operating Income

$ in millions	2020	FX Impact	Business Drivers	Acquisition / Integration	Restructuring / Impairment	Other	2021	% change	% change excl. FX
Second Quarter	113	6	75	6	7	15	222	96%	91%
Year-to-Date	266	7	108	5	-349	15	52	-80%	-83%

Adjusted Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
Second Quarter	127	6	75	208	64%	59%
Year-to-Date	294	7	108	409	39%	37%

Net Sales

•	Second quarter and year-to-date net sales were up from the year-ago period. The increase was driven by higher volumes, including PureCircle and KaTech, as well as strong price mix, including the pass through of higher corn costs. Excluding foreign exchange impacts, net sales were up 28 percent and 15 percent, respectively, for the quarter and year-to-date.

Operating Income

•	Second quarter reported and adjusted operating income were $222 million and $208 million, respectively, an increase of 96 percent and 64 percent, respectively, from the same period last year. The increases were driven by strong price mix and higher volumes. Excluding foreign exchange impacts, reported and adjusted operating income were up 91 percent and 59 percent, respectively, from the same period last year.

•	Year-to-date reported and adjusted operating income were $52 million and $409 million, respectively, a decrease of 80 percent and an increase of 39 percent, respectively, from the year-ago period. The decrease in reported operating income was attributable to the held for sale impairment charge related to the Arcor joint venture in Argentina which was partially offset by strong price mix and higher volumes. Excluding foreign exchange impacts, reported and adjusted operating income were down 83 percent and up 37 percent, respectively, from the same period last year.

INGREDION REPORTS SECOND QUARTER 2021 RESULTS – Page 4

•	Second quarter reported operating income was higher than adjusted operating income by $14 million due to a favorable decision from the Brazilian Supreme Court related to indirect taxes collected from 2015 to 2018, and acquisition charges, the effects of which were partially offset by Cost Smart related restructuring costs.

•	Year-to-date reported operating income was lower than adjusted operating income by $357 million due to the held for sale impairment charge related to the Arcor joint venture in Argentina.

North America

Net Sales

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
Second Quarter	848	11	131	78	1,068	26%	25%
Year-to-Date	1,811	17	76	109	2,013	11%	10%

Segment Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
Second Quarter	101	2	46	149	48%	45%
Year-to-Date	226	3	54	283	25%	24%

•	Second quarter operating income was $149 million, an increase of $48 million from the year-ago period and year-to-date operating income was $283 million, an increase of $57 million from the year-ago period. For both the quarter and year-to-date, the increase was driven by favorable price mix, higher volumes, and improved corn margins. These increases were partially offset by manufacturing cost inflation.

South America

Net Sales

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
Second Quarter	182	4	22	60	268	47%	45%
Year-to-Date	419	-19	32	109	541	29%	34%

Segment Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
Second Quarter	13	1	19	33	154%	149%
Year-to-Date	39	-2	36	73	87%	93%

•	Second quarter operating income was $33 million, an increase of $20 million from the year-ago period and year-to-date operating income was $73 million, an increase of $34 million from the year-ago period. For both the quarter and year-to-date, the increases were driven by favorable price mix. Excluding foreign exchange impacts, segment operating income was up 149 percent and 93 percent, respectively, for the second quarter and year-to-date. Results for Argentina are accounted for in U.S. dollars under hyper-inflationary accounting.

INGREDION REPORTS SECOND QUARTER 2021 RESULTS – Page 5

Asia-Pacific

Net Sales

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
Second Quarter	187	12	46	3	248	33%	26%
Year-to-Date	376	23	90	-6	483	28%	22%

Segment Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
Second Quarter	22	1	1	24	9%	3%
Year-to-Date	42	2	5	49	17%	11%

•	Second quarter operating income was $24 million, up $2 million from the year-ago period and year-to-date operating income was $49 million, an increase of $7 million from the year-ago period. For both the second quarter and year-to-date, the increases were driven by higher volumes and favorable foreign exchange impacts.

Europe, Middle East, and Africa (EMEA)

Net Sales

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
Second Quarter	132	12	31	3	178	35%	25%
Year-to-Date	286	19	26	8	339	19%	12%

Segment Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
Second Quarter	21	3	8	32	52%	42%
Year-to-Date	48	3	12	63	31%	24%

•	Second quarter operating income was $32 million, up $11 million from the year-ago period and year-to-date operating income was $63 million, an increase of $15 million from a year ago. For both the second quarter and year-to-date, the increases were largely attributable to lower raw material costs and favorable price mix in Pakistan and favorable foreign exchange impacts in Europe.

INGREDION REPORTS SECOND QUARTER 2021 RESULTS – Page 6

Dividends and Share Repurchases

Ingredion continues to return cash to shareholders through cash dividends and share repurchases.

In April 2021, a quarterly cash dividend of $0.64 per share was paid to shareholders of record on April 1, 2021, totaling $43 million, bringing dividend payments for the first half of the year to $86 million. Ingredion repurchased $10 million of outstanding shares of common stock in the second quarter. This brings Ingredion’s total share repurchases for the first half of 2021 to $24 million.

2021 Full-Year Outlook

The Company expects full-year 2021 adjusted EPS to be in the range of $6.45-$6.85 compared to adjusted EPS of $6.23 in 2020. This expectation excludes acquisition-related integration and restructuring costs, as well as any potential impairment costs.

Compared with last year, the 2021 full-year outlook is as follows: North America operating income is expected to be up low single-digits to mid-single-digits driven by higher volumes and lower operating expenses; South America operating income, including the impact of the Arcor joint venture in Argentina, is expected to be up low double-digits driven by favorable price mix; Asia-Pacific operating income is expected to be up high single-digits driven by higher volumes and favorable foreign exchange impacts; EMEA operating income is expected to be up low double-digits driven by higher volumes and favorable foreign exchange impacts; and Corporate costs are expected to be up low single-digits driven by investments in global capabilities and centers of excellence. The Company expects full-year adjusted operating income to be up mid-single-digits to high single-digits.

Cash from operations for the full year is expected to be in the range of $500 million to $600 million, which includes an increase in expected working capital due to higher expected net sales and corn costs. Capital expenditures for the full year are anticipated to be between $330 million and $350 million.

For the full year, the Company expects a reported effective tax rate of 54 percent to 58 percent and an adjusted effective tax rate of 27 percent to 28 percent.

Conference Call and Webcast Details

Ingredion will host a conference call on Tuesday, August 3, 2021, at 8 a.m. Central Time / 9 a.m. Eastern Time, hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. The accompanying presentation will be accessible through the Company’s website, and available to download a few hours prior to the start of the call. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.

INGREDION REPORTS SECOND QUARTER 2021 RESULTS – Page 7

About the Company

Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2020 annual net sales of $6 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s Idea Labs® innovation centers around the world and approximately 12,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among others, the Company’s expectations for full-year 2021 adjusted EPS, adjusted operating income, cash from operations, capital expenditures, and reported and effective tax rates, as well as other statements regarding the Company’s future prospects or financial condition, net sales, operating income, volumes, corporate costs, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor, and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional,” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this news release or referred to in or incorporated by reference into this news release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

INGREDION REPORTS SECOND QUARTER 2021 RESULTS – Page 8

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the impact of COVID-19 on the demand for our products and our financial results; changing consumption preferences relating to high fructose corn syrup and other products we make; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, including, particularly, economic, currency, and political conditions in South America and economic and political conditions in Europe, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; future financial performance of major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, beverage, animal nutrition, and brewing industries; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; the availability of raw materials, including potato starch, tapioca, gum Arabic, and the specific varieties of corn upon which some of our products are based, and our ability to pass along potential increases in the cost of corn or other raw materials to customers; energy costs and availability, including energy issues in Pakistan; our ability to contain costs, achieve budgets, and realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget and realize expected savings under our Cost Smart program as well as with respect to freight and shipping costs; the behavior of financial and capital markets, including with respect to foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; operating difficulties at our manufacturing facilities; the impact of impairment charges on our goodwill or long-lived assets; changes in our tax rates or exposure to additional income tax liability; our ability to maintain satisfactory labor relations; the impact on our business of natural disasters, war, or similar acts of hostility, threats or acts of terrorism, the outbreak or continuation of pandemics such as COVID-19, or the occurrence of other significant events beyond our control; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation; potential effects of climate change; security breaches with respect to information technology systems, processes, and sites; our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; volatility in the stock market and other factors that could adversely affect our stock price; risks affecting the continuation of our dividend policy; and our ability to remediate in a timely manner a material weakness in our internal control over financial reporting.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2020 and in our subsequent reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission.

###

Ingredion Incorporated ("Ingredion")
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

(in millions, except per share amounts)	Three Months Ended June 30,		Change %	Six Months Ended June 30,		Change %
	2021	2020		2021	2020
Net sales	$1,762	$1,349	31%	$3,376	$2,892	17%
Cost of sales	1,395	1,078		2,658	2,298
Gross profit	367	271	35%	718	594	21%

Operating expenses	167	147	14%	320	301	6%
Other (income) expense, net	(26)	-		(28)	2
Restructuring/impairment charges	4	11		374	25
Operating income	222	113	96%	52	266	(80)%
Financing costs, net	19	19		38	37
Other, non-operating (income), net	(2)	-		(3)	(1)
Income before income taxes	205	94	118%	17	230	(93)%
Provision for income taxes	24	27		79	85
Net income (loss)	181	67	170%	(62)	145	(143)%
Less: Net income attributable to non-controlling interests	3	1		6	4
Net income (loss) attributable to Ingredion	$178	$66	170%	$(68)	$141	(148)%

Earnings per common share attributable to Ingredion
common shareholders:

Weighted average common shares outstanding:
Basic	67.2	67.2		67.3	67.2
Diluted	67.9	67.6		67.3	67.7

Earnings (loss) per common share of Ingredion:
Basic	$2.65	$0.98	170%	$(1.01)	$2.10	(148)%
Diluted	$2.62	$0.98	167%	$(1.01)	$2.08	(149)%

Ingredion Incorporated ("Ingredion")
Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$542	$665
Short-term investments	7	-
Accounts receivable – net	1,140	1,011
Inventories	1,054	917
Prepaid expenses	70	54
Total current assets	2,813	2,647

Property, plant and equipment – net	2,386	2,455
Goodwill	913	902
Other intangible assets – net	431	444
Operating lease assets	189	173
Deferred income tax assets	27	23
Other assets	339	214
Total assets	$7,098	$6,858

Liabilities and equity
Current liabilities
Short-term borrowings	72	$438
Accounts payable and accrued liabilities	1,029	1,020
Total current liabilities	1,101	1,458

Non-current liabilities	225	227
Long-term debt	2,129	1,748
Non-current operating lease liabilities	152	136
Deferred income tax liabilities	214	217
Liabilities held for sale	335	-
Total liabilities	4,156	3,786

Share-based payments subject to redemption	28	30
Redeemable non-controlling interests	70	70

Equity
Ingredion stockholders' equity:
Preferred stock – authorized 25,000,000 shares – $0.01 par value, none issued	-	-
Common stock – authorized 200,000,000 shares – $0.01 par value, 77,810,875 shares issued at June 30, 2021 and December 31, 2020	1	1
Additional paid-in capital	1,154	1,150
Less: Treasury stock (common stock; 10,808,504 and 10,795,346 shares at June 30, 2021 and December 31, 2020, respectively) at cost	(1,029)	(1,024)
Accumulated other comprehensive loss	(1,106)	(1,133)
Retained earnings	3,802	3,957
Total Ingredion stockholders' equity	2,822	2,951
Non-redeemable non-controlling interests	22	21
Total equity	2,844	2,972

Total liabilities and equity	$7,098	$6,858

Ingredion Incorporated ("Ingredion")
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(in millions)	For the Six Months Ended June 30,
	2021	2020
Cash provided by operating activities:
Net (loss) income	$(62)	$145
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103	106
Mechanical stores expense	27	26
Deferred income taxes	(21)	(2)
Assets held for sale impairment	360	-
Margin accounts	(20)	(18)
Changes in other trade working capital	(221)	12
Other	(37)	25
Cash provided by operating activities	129	294

Cash used for investing activities:
Capital expenditures and mechanical stores purchases, net proceeds on disposals	(102)	(175)
Payments for acquisitions, net of cash acquired	(40)	-
Investment in a non-consolidated affiliate	(11)	(6)
Short-term investments	(4)	3
Cash used for investing activities	(157)	(178)

Cash (used for) provided by financing activities:
Proceeds from borrowings (payments on), net	14	777
Debt issuance costs	-	(9)
Repurchases of common stock, net	(24)	-
Issuances of common stock for share-based compensation, net of settlements	9	2
Dividends paid, including to non-controlling interests	(93)	(87)
Cash (used for) provided by financing activities	(94)	683

Effect of foreign exchange rate changes on cash	(1)	(16)
(Decrease) increase in cash and cash equivalents	(123)	783
Cash and cash equivalents, beginning of period	665	264
Cash and cash equivalents, end of period	$542	$1,047

Ingredion Incorporated ("Ingredion")
Supplemental Financial Information
(Unaudited)

I. Geographic Information of Net Sales and Operating Income

(in millions, expect for percentages)	Three Months Ended June 30,			Change	Six Months Ended June 30,		Change	Change
	2021	2020	Change	Excl. FX	2021	2020	%	Excl. FX
Net Sales
North America	$1,068	$848	26%	25%	$2,013	$1,811	11%	10%
South America	268	182	47%	45%	541	419	29%	34%
Asia-Pacific	248	187	33%	26%	483	376	28%	22%
EMEA	178	132	35%	25%	339	286	19%	12%
Total Net Sales	$1,762	$1,349	31%	28%	$3,376	$2,892	17%	15%

Operating Income
North America	$149	$101	48%	45%	$283	$226	25%	24%
South America	33	13	154%	149%	73	39	87%	93%
Asia-Pacific	24	22	9%	3%	49	42	17%	11%
EMEA	32	21	52%	42%	63	48	31%	24%
Corporate	(30)	(30)	0%	0%	(59)	(61)	3%	3%
Sub-total	208	127	64%	59%	409	294	39%	37%
Acquisition/integration costs	(4)	(3)			(5)	(3)
Equity method acquisition charges	7	-			7	-
Restructuring/impairment charges	(4)	(11)			(14)	(25)
Assets held for sale impairment	-	-			(360)	-
Other matters	15	-			15	-
Total Operating Income	$222	$113	96%	91%	$52	$266	(80)%	(83)%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, restructuring and impairment costs, Mexico tax (benefit) provision, and certain other special items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Net Income (Loss) attributable to Ingredion and Diluted Earnings Per Share ("EPS") to

Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2021		June 30, 2020		June 30, 2021		June 30, 2020
	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income (loss) attributable to Ingredion	$178	$2.62	$66	$0.98	$(68)	$(1.01)	$141	$2.08

Add back:

Acquisition/integration costs, net of an insignificant amount of income tax expense for the three and six months ended June 30, 2021, and net of income tax benefit of $1 million for the three and six months ended June 30, 2020 (i)	4	0.06	2	0.03	5	0.06	2	0.03

Equity method acquisition charges, net of income tax expense of $3 million for the three and six months ended June 30, 2021 (ii)	(3)	(0.04)	-	-	(3)	(0.04)	-	-

Restructuring/impairment charges, net of income tax benefit of $2 million and $4 million for the three and six months ended June 30, 2021, respectively, and $3 million and $6 million for the three and six months ended June 30, 2020, respectively (iii)	2	0.03	8	0.12	10	0.15	19	0.28

Assets held for sale impairment, net of $ - million of income tax benefit for the three and six months ended June 30, 2021 (iv)	-	-	-	-	360	5.35

Other matters, net of income tax expense of $5 million for the three and six months ended June 30, 2021 (v)	(10)	(0.15)	-	-	(10)	(0.15)	-	-

Tax (benefit) provision - Mexico (vi)	(4)	(0.06)	-	-	(1)	(0.01)	22	0.32

Other tax matters (vii)	(28)	(0.41)	-	-	(28)	(0.42)	-	-

Diluted share impact (viii)	-	-	-	-	-	(0.03)	-	-

Non-GAAP adjusted net income attributable to Ingredion	$139	$2.05	$76	$1.12	$265	$3.90	$184	$2.72

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) During the three and six months ended June 30, 2021, the Company recorded pre-tax costs of $4 million and $5 million, respectively of acquisition and integration costs, primarily related to the acquisition and integration of the business acquired from PureCircle Limited, KaTech, and Verdient Foods, Inc. During the three and six months ended June 30, 2020, the Company recorded $3 million of pre-tax costs primarily related to the acquisition and integration of the business acquired from PureCircle Limited. Acquisition and integration costs presented in the "reconciliation of adjusted net income attributable to Ingredion" table are net of costs attributable to non-controlling interest.

(ii) During the three and six months ended June 30, 2021, the Company recorded a pre-tax benefit of $7 million related to the joint venture entered into with Amyris, Inc. (“Amyris”). As part of the venture, the Company has exclusive commercialization rights to Amyris’ rebaudioside M by fermentation sweetener (“Reb M”), the exclusive licensing of Amyris' Reb M manufacturing technology, and a 31 percent ownership stake in a Reb M manufacturing joint venture. In exchange for the ownership in the joint venture, Ingredion contributed $28 million of total consideration including $10 million of cash, and non-exclusive intellectual property licenses and other consideration valued at $18 million. The transaction resulted in $8 million in Other (income) expense, net recorded in the Condensed Consolidated Statements of Income (Loss) during the three months ended June 30, 2021. The $8 million gain includes $18 million of other income related to the contribution of non-exclusive intellectual property licenses and other consideration contributed by Ingredion to the joint venture, offset by a $10 million cash payment made by Ingredion to Amyris for the exclusive right to the Reb M manufacturing technology license from Amyris. The gain on the transaction is partly offset by $1 million of acquisition charges. Additionally, the equity method acquisition charges presented in the "reconciliation of adjusted net income attributable to Ingredion" table are net of acquisition gains attributable to non-controlling interest of $1 million.

(iii) During the three months ended June 30, 2021, the Company recorded $4 million of pre-tax restructuring related charges, consisting of $4 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program and $5 million of restructuring related charges primarily in North America as a part of its Cost Smart Cost of sales program. The Cost Smart Cost of sales program charges were offset by a $5 million gain on the sale of Stockton, California land and building during the period. During the six months ended June 30, 2021, the Company recorded $14 million of pre-tax restructuring charges, consisting of $9 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program, $8 million of restructuring related charges as part of its Cost Smart Cost of sales program, primarily in North America, and $2 million of employee-related and other restructuring costs related to the Arcor joint venture transaction expected to close in the third quarter of 2021. The Cost Smart Cost of sales program charges were partly offset by a $5 million gain on the sale of Stockton, California land and building during the period.

During the three months ended June 30, 2020, the Company recorded $11 million of pre-tax restructuring/impairment charges, consisting of $6 million of restructuring related expenses primarily in APAC and North America as part of its Cost Smart Cost of sales program and $5 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program. During the six months ended June 30, 2020, the Company recorded $25 million of pre-tax restructuring/impairment charges, consisting of $15 million of restructuring related expenses primarily in APAC and North America as part of its Cost Smart Cost of sales program and $10 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program.

(iv) During the three months ended March 31, 2021, the Company recorded a $360 million held for sale impairment charge related to the Arcor joint venture. The impairment charge reflects write-down to estimated fair value of the contribution of certain Argentina, Chile and Uruguay assets and liabilities that will be contributed to the Arcor joint venture. The impairment charge reflects a $49 million write-down of the contributed net assets to the agreed upon fair value and a $311 million valuation allowance for the cumulative translation losses related to these net assets that will be released from Accumulated Other Comprehensive Loss on the balance sheet at the close of the transaction.

(v) In May 2021, the Brazilian Supreme Court issued their ruling related to the calculation of certain indirect taxes, and the ruling affirmed the lower court rulings that the Company had received in previous years and ensured that the Company is entitled to the previously recorded tax credits. The Supreme Court ruling also ensures that the Company will be entitled to $15 million of additional credits from the period of 2015 to 2018 that was previously awaiting final court ruling. The Company recorded the $15 million of additional credits during the three months ended June 30, 2021 within Other Income (expense), net in the Condensed Consolidated Income statement.

(vi) The tax item represents the impact of the Company’s use of the U.S. dollar as the functional currency for its subsidiaries in Mexico.  Mexico’s effective tax rate is strongly influenced by the remeasurement of the Mexican peso financial statements into U.S. dollars. The company recorded a tax benefit of $4 million and $0 million for the three months ended June 30, 2021 and 2020, respectively, and a tax benefit of $1 million and a tax provision of $22 million for the six months ended June 30, 2021 and 2020, respectively as a result of the movement of the Mexican peso against the U.S. dollar during the periods.

(vii) -  This relates to the reversal of tax liabilities related to certain unremitted earnings from foreign subsidiaries, tax adjustments for an intercompany reorganization, and tax results of the above non-GAAP addbacks.

(viii) If GAAP net income is negative and Non-GAAP Adjusted Net Income is positive, adjusted diluted weighted average common shares outstanding will include any options, restricted share units, or performance shares that would be otherwise dilutive instruments using the treasury stock method, until the effect of these adjustments is anti-dilutive. During the six months ended June 30, 2021 the incremental dilutive share impact of these instruments was 0.6 million shares of common stock equivalents. The diluted weighted average shares outstanding of 67.3 million would increase to an adjusted diluted weighted average common shares outstanding of 67.9 million for the six months ended June 30, 2021. There is no impact to the three months ended June 30, 2021 nor the three or six months ended June 30, 2020.

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, pre-tax)	2021	2020	2021	2020
Operating income	$222	$113	$52	$266

Add back:

Acquisition/integration costs (i)	4	3	5	3

Equity method acquisition charges (ii)	(7)	-	(7)	-

Restructuring/impairment charges (iii)	4	11	14	25

Assets held for sale impairment (iv)	-	-	360	-

Other matters (v)	(15)	-	(15)	-

Non-GAAP adjusted operating income	$208	$127	$409	$294

For notes (i) through (v), see notes (i) through (v) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended June 30, 2021			Six Months Ended June 30, 2021
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)
As Reported	$205	$24	11.7%	$17	$79	464.7%

Add back:

Acquisition/integration costs (i)	4	-		5	-

Equity method acquisition charges (ii)	(7)	(4)		(7)	(4)

Restructuring/impairment charges (iii)	4	2		14	4

Assets held for sale impairment (iv)	-	-		360	-

Other matters (v)	(15)	(5)		(15)	(5)

Tax item - Mexico (vi)	-	4		-	1

Other tax matters (vii)	-	28		-	28

Adjusted Non-GAAP	$191	$49	25.7%	$374	$103	27.5%

	Three Months Ended June 30, 2020			Six Months Ended June 30, 2020
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)
As Reported	$94	$27	28.7%	$230	$85	37.0%

Add back:

Acquisition/integration costs (i)	3	1		3	1

Restructuring/impairment charges (iii)	11	3		25	6

Tax item - Mexico (vi)	-	-		-	(22)

Adjusted Non-GAAP	$108	$31	28.7%	$258	$70	27.1%

For notes (i) through (vii), see notes (i) through (vii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of Anticipated GAAP Diluted Earnings per Share ("GAAP EPS")

to Anticipated Adjusted Diluted Earnings per Share ("Adjusted EPS")

(Unaudited)

	Anticipated EPS Range
	for Full Year 2021
	Low End	High End
GAAP EPS	$1.51	$1.91

Add:

Acquisition/integration costs (i)	0.06	0.06

Equity method acquisition charges (ii)	(0.04)	(0.04)

Restructuring/impairment charges (iii)	0.15	0.15

Assets held for sale impairment (iv)	5.35	5.35

Other matters (v)	(0.15)	(0.15)

Tax benefit (provision) (vi)	(0.01)	(0.01)

Other tax matters (vii)	(0.42)	(0.42)

Adjusted EPS	$6.45	$6.85

Above is a reconciliation of our anticipated full year 2021 diluted EPS to our anticipated full year 2021 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted EPS guidance. For these reasons, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict GAAP EPS.

For items (i) through (vii), see footnotes included in the Reconciliation of GAAP Net Income (Loss) attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of Reported U.S. GAAP Effective Tax Rate ("GAAP ETR")

to Anticipated Adjusted Effective Tax Rate ("Adjusted ETR")

(Unaudited)

	Anticipated Effective Tax Rate Range
	for Full Year 2021
	Low End	High End
GAAP ETR	54.0%	58.0%

Add:

Acquisition/integration costs (i)	0.0%	0.0%

Equity method acquisition charges (ii)	(0.6)%	(0.6)%

Restructuring/impairment charges (iii)	0.8%	0.8%

Assets held for sale impairment (iv)	0.0%	0.0%

Other matters (v)	(0.8)%	(0.8)%

Tax item - Mexico (vi)	1.0%	(0.6)%

Other tax matters (vii)	4.2%	5.1%

Impact of adjustment on Effective Tax Rate (viii)	(31.6)%	(33.9)%

Adjusted ETR	27.0%	28.0%

Above is a reconciliation of our anticipated full year 2021 GAAP ETR to our anticipated full year 2021 adjusted ETR. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items. We generally exclude these items from our adjusted ETR guidance. For these reasons, we are more confident in our ability to predict adjusted ETR than we are in our ability to predict GAAP ETR.

For items (i) through (vii), see footnotes included in the Reconciliation of GAAP Net Income (Loss) attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

(viii) Indirect impact of tax rate after items (i) through (vii).